Exhibit 10.1

EXECUTION VERSION

AMENDMENT NUMBER FOUR

to the

Master Repurchase Agreement

dated as of June 27, 2014

by and between

PARLEX 7 FINCO, LLC,

and

METROPOLITAN LIFE INSURANCE COMPANY

This AMENDMENT NUMBER FOUR to the Master Repurchase Agreement (this “Amendment”) is made as of this 23rd day of September, 2019, by and between PARLEX 7 FINCO, LLC (“Seller”) and METROPOLITAN LIFE INSURANCE COMPANY (“Buyer”), to that certain Master Repurchase Agreement, dated as of June 27, 2014, by and between Seller and Buyer, as amended by that certain Amendment Number One, dated as of February 24, 2015, by and between Seller and Buyer, by that certain Amendment Number Two, dated as of April 22, 2016, by and between Seller and Buyer and by that certain Amendment Number Three, dated as of April 21, 2017, by and between Seller and Buyer (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”).

WHEREAS, Seller and Buyer have agreed to amend the Repurchase Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment. The Repurchase Agreement is hereby amended as follows:

1.1.	The definition of “Facility Amount” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Facility Amount’ shall mean (i) prior to the Initial Facility Termination Date, $750,000,000 and (ii) at all times after Seller exercises its first Facility Extension Option in accordance with Section 3(e) of this Agreement, the aggregate Maximum Purchase Price for all Purchased Assets as of the Initial Facility Termination Date, (a) as increased by the aggregate Buyer Future Funding Advance Amount with respect to all Purchased Assets as of the Initial Facility Termination Date and (b) as reduced by the Maximum Purchase Price and any related Buyer Future Funding Advance Amount for each Purchased Asset that is repaid in full or repurchased by Seller on any Repurchase Date after the Initial Facility Termination Date.”

1.2.	The definition of “Initial Facility Termination Date” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Initial Facility Termination Date’ shall mean September 23, 2020.”

1.3.	The definition of “Maximum Purchase Price” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset as of any date of determination, the difference between (x) the product of the Maximum Purchase Price Percentage for such Purchased Asset multiplied by the Market Value of such Purchased Asset as of such date of determination minus (y) the amount of all Aggregate Purchase Price Adjustment Amounts actually applied to reduce the Purchase Price of such Purchased Asset pursuant to Section 3(x) as of such date of determination.”

1.4.	The definition of “Purchase Price” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“‘Purchase Price’ shall mean with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date in an amount equal to the Maximum Purchase Price (subject to Section 3(v)), as adjusted after the Purchase Date as set forth below and not to exceed the Maximum Purchase Price. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date by (ii) the Purchase Price Percentage for such Purchased Asset as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall thereafter be (a) decreased by (i) the amount of any Income applied pursuant to Section 5 hereof to reduce such Purchase Price and (ii) any other amounts paid to Buyer by or on behalf of Seller to reduce such Purchase Price solely in accordance with Section 3(s), Section 3(w), Section 3(x) and Section 4 of this Agreement, and (b) increased by the amount of additional Purchase Price advanced in accordance with Section 3(v), each Margin Availability Advance and Future Funding Advance.”

1.5.	The definition of “Repurchase Date” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) [reserved], (ii) the Facility Termination Date (including any Early Facility Termination Date), (iii) the date on which Seller is to repurchase such Purchased Asset as specified in the related Confirmation, (iv) the maturity date of such Purchased Asset (subject to extension, if applicable, in accordance with the related Purchased Asset Documents in effect as of the Purchase Date or as subsequently modified with Buyer’s consent), (v) three (3) Business Days following the end of the related cure period, if applicable, upon Buyer’s demand for repurchase pursuant to Section 3(d)(iii) of this Agreement (vi) three (3) Business Days following an Early Repurchase Date or an Accelerated Repurchase Date and (vii) the date Seller repurchases a Purchased Asset pursuant to Section 14(a)(xiv)(C), Section 14(a)(xvi) or Section 12(u) of this Agreement.”

1.6.	Section 2 of the Repurchase Agreement is hereby amended to delete the definition of “Transaction Extension Conditions” and add the following definitions in their proper alphabetical sequence:

“Aggregate Purchase Price Adjustment Amount” shall mean, as of any date, an amount equal to the sum of all Purchase Price Adjustment Amounts for all Purchased Assets being repurchased on such date.”

“Minimum Purchased Amount” shall mean, as of any date of determination, an amount equal to the product obtained by multiplying (x) sixty-five percent (65%) and (y) the amount equal to the aggregate Maximum Purchase Price for all Purchased Assets as of such date.”

“Purchase Price Adjustment Amount” shall mean, with respect to any Purchased Asset being repurchased on an applicable Repurchase Date, an amount equal to the product of (x) the Maximum Purchase Price for such Purchased Asset as of such Repurchase Date and (y) ten percent (10%).”

1.7.	Clause (K) of the definition of “Transaction Conditions Precedent” set forth in Section 3(b) of the Repurchase Agreement shall be amended and restated in its entirety as follows:

“(K) Buyer shall have (1) determined, in its sole and absolute discretion, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Assets, (2) obtained satisfactory results of a full underwriting review of such Eligible Asset and the related Mortgaged Property (or Mortgaged Properties) performed by Buyer and any third party reviewers on behalf of Buyer, (3) obtained satisfactory results of a review of a background check of each underlying Mortgagor, guarantor, sponsor, participant or obligor relating to a Purchased Asset, (4) obtained internal credit approval for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction and (5) determined, in its sole and absolute discretion, that the Maximum Purchase Price Loan to Value (as determined by Buyer in its sole and absolute discretion) for all of the Purchased Assets together with each asset proposed to be sold to Buyer by Seller, on an aggregate basis, is less than or equal to 60%.”

1.8.	Section 3(d)(iv) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“[Reserved].”

1.9.	Section 3(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(s) On any Business Day prior to the Repurchase Date for a Purchased Asset, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of one or more Purchased Assets without terminating the applicable Transaction; provided, that (i) Seller provides Buyer with one (1) Business Days prior notice with respect to any reduction in outstanding Purchase Price occurring on any date that is not a Remittance Date, (ii) Seller may not exercise the right granted to it pursuant to this Section 3(s) more than three (3) times in any calendar month, (iii) the Buyer has first determined that the aggregate outstanding Purchase Price for all Purchased Assets (after giving pro forma effect to the requested reductions) would be equal to or greater than the Minimum Purchased Amount, (iv) all amounts received by the Buyer pursuant to this Section 3(s) shall be applied to reduce the Purchase Price of the applicable Purchased Assets pursuant to the written instructions of the Seller (but subject to the Concentration Limit); provided that following the occurrence and during the continuance of an Event of Default such allocation shall be at the sole discretion of the Buyer and (v) Buyer and Seller shall modify the existing Confirmations for the applicable Transactions to set forth the new Purchase Price Percentage and outstanding Purchase Price for the applicable Purchased Assets that have been reduced pursuant to the immediately preceding clause (iv).”

1.10.	Section 3(t) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“If at any time prior to the Repurchase Date for the applicable Purchased Asset there exists Margin Availability with respect to such Purchased Asset, Seller may, on any Business Day, submit to Buyer a written request that Buyer transfer cash to Seller so as to increase the outstanding Purchase Price for such Purchased Asset in the amount (not to exceed the Margin Availability) requested by Seller (a “Margin Availability Advance”) which Margin Availability Advance shall increase the outstanding Purchase Price for such Purchased Asset. Subject to Section 3(v), the Margin Availability Advance shall be funded by Buyer on the date requested by Seller which requested funding date shall be (i) prior to the Repurchase Date and (ii) no earlier than one (1) Business Day following the date of Seller’s delivery of a request for a Margin Availability Advance (provided that Seller will endeavor to, but will be under no obligation to, request a funding date that is at least two Business Days following the date of Seller’s delivery of a request for a Margin Availability Advance) if such written request is delivered by 11:00 a.m. New York City time on any Business Day. It shall be a condition to Buyer’s obligation to make any Margin Availability Advance that (i) as of the funding of such Margin Availability Advance, no Margin Deficit, monetary Default or material nonmonetary Default or Event of Default is continuing or would result from the funding of such Margin Availability Advance, and (ii) the funding of the Margin Availability Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount. In connection with any funding of a Margin Availability Advance pursuant to this Section 3(t), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Purchase Price Percentage and outstanding Purchase Price for such Purchased Asset.”

1.11.	Section 3 of the Repurchase Agreement is hereby amended to add the following Section 3(w) in its proper numerical and alphabetical sequence:

“(w) If, on any date, (1) there is only one Purchased Asset that is subject to the Agreement and (2) such Purchased Asset has a Maximum Purchase Price Loan to Value as of such date of greater than 60% (a “High LTV”), then Buyer may in its sole and absolute discretion by written notice to Seller (a “High LTV Notice”) require Seller to transfer to Buyer either (at Seller’s election) cash or additional collateral acceptable to Buyer in its sole and absolute discretion (including without limitation, Eligible Assets pursuant to the terms of this Agreement), so that following such transfer, the Maximum Purchase Price Loan to Value for such Purchased Asset equals 60% or less as of such date; provided, that for purposes of calculating Maximum Purchase Price Loan to Value pursuant to this Section 3(w), Buyer will use the most recent Appraisal for such Purchased Asset that has been delivered to Buyer by Seller as long as such Appraisal, for purposes of this Section 3(w), is acceptable to Buyer in its commercially reasonable discretion. Any additional collateral that is an Eligible Asset transferred as additional collateral shall be a Purchased Asset and shall have a Purchase Price as determined by Buyer in its sole and absolute discretion. Seller’s failure to cure any High LTV by transferring cash or other collateral to Buyer after receipt of a High LTV Notice as required by this Section 3(w) shall, notwithstanding anything to the contrary in Section 14(a), constitute an Event of Default and shall entitle Buyer to exercise its remedies under Section 14 (including, without limitation, the liquidation remedy provided for in Section 14(b)(iii)). If a High LTV Notice is given by Buyer to Seller under this Section 3(w) on any Business Day, Seller shall transfer either (at Seller’s election) cash or additional collateral as provided herein by no later than the fifth Business Day after the giving of such High LTV Notice. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 3(w) shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under this Section 3(w) shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.”

1.12.	Section 3 of the Repurchase Agreement is hereby amended to add the following Section 3(x) in its proper numerical and alphabetical sequence:

“(x) On each Repurchase Date (other than a Repurchase Date referred to in clause (ii) of the definition thereof) occurring after the second (2nd) anniversary of the Initial Termination Date, the Seller shall pay to Buyer (in addition to all other amounts required to be paid by Seller to Buyer on such Repurchase Date pursuant to the terms of this Agreement), the Aggregate Purchase Price Adjustment Amount. The Aggregate Purchase Price Adjustment Amount shall be applied by Buyer (as determined by Buyer in its commercially reasonable discretion) to reduce the Purchase Price for the remaining Purchased Assets. On the applicable Repurchase Date, Buyer and Seller shall modify the existing Confirmation for each remaining Purchased Asset to set forth the new Purchase Price Percentage and outstanding Purchase Price for each remaining Purchased Asset resulting from the application of the Aggregate Purchase Price Adjustment Amount to such remaining Purchased Assets. Seller’s failure to make such payment on the applicable Repurchase Date as required by this Section 3(x) shall constitute an Event of Default following expiration of any applicable cure period set forth in Section 14(a)(i) and shall entitle Buyer to exercise its remedies under Section 14 (including, without limitation, the liquidation remedy provided for in Section 14(b)(iii)).”

1.13.	Section 12(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(s) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement, the Fee Letter and the other Transaction Documents, including, without limitation, (i) each Commitment Fee; (ii) the Extension Fee, which shall be due and payable by Seller on each date the Seller extends the Facility Termination Date pursuant to Seller’s exercise of Facility Extension Options in accordance with Section 3(e) of this Agreement; and (iii) the Funding Fee, which shall be due and payable by Seller on the related Purchase Date for a Purchased Asset.”

SECTION 2. Reinstatement of Extension Option. Notwithstanding anything to the contrary, any Facility Extension Option exercised or deemed exercised prior to the date hereof, including, without limitation, any exercise or deemed exercise of a Facility Extension Option as of April 22, 2019, is hereby reinstated such that Seller shall have Facility Extension Options for up to five (5) successive one (1) year periods commencing on the Initial Facility Termination Date (as such term is amended and restated by this Amendment). Without limitation to the foregoing, Buyer and Seller hereby expressly acknowledge and agree that, for purposes of clause (ii) of the definition of Facility Amount in the Repurchase Agreement, Seller shall not be deemed to have exercised its first Facility Extension Option as of the date hereof.

SECTION 3. Conditions Precedent. This Amendment shall not be effective until (a) Buyer shall have received from Seller the payment of the Commitment Fee, in the amount of $426,140.54 due on the date hereof in connection with the increase of the Facility Amount pursuant to this Amendment; (b) the Buyer shall have received opinions in form and substance satisfactory to the Buyer concerning, among other things, the enforceability of the amended Guaranty, Fee Letter and Repurchase Agreement as well as a bring down of the Safe Harbor opinion from Ropes & Gray LLP; (c) Buyer shall have received a fully executed amendment to each of the Guaranty and Fee Letter, in each case, in form and substance satisfactory to the Buyer; (d) Buyer shall have received confirmation from the Custodian acknowledging receipt of an updated authorized signatory list and (e) Buyer shall have received updated lien, bankruptcy and litigation searches in respect of the Seller, Pledgor and Guarantor in form and substance satisfactory to the Buyer.

SECTION 4. Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 30(d) of the Repurchase Agreement.

SECTION 5. Confirmations. Buyer and Seller shall cooperate in good faith to modify within thirty (30) days of the date hereof the existing Confirmations for the Transactions in effect as of the date hereof to give effect to the revised definition of “Repurchase Date” in Section 1.5 of this Amendment.

SECTION 6. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Repurchase Agreement.

SECTION 7. Guarantor Ratification. Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Guarantor”) hereby ratifies and confirms that the Guaranty, dated as of June 27, 2014, made by Guarantor in favor of Buyer, as amended by that certain Amendment Number One to the Guaranty dated as of the date hereof, continues in full force and effect and unmodified and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment or otherwise, and Guarantor hereby consents, acknowledges and agrees to this Amendment and waives any common law, equitable or statutory rights that it might otherwise have as a result of or in connection with this Amendment.

SECTION 8. Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 9. Representations and Warranties. Seller hereby represents and warrants to Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Default or Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 10 of the Repurchase Agreement. Seller hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 10. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 11. Headings. The section headings used in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

SECTION 12. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and arc binding on all parties. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Seller and Buyer have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date hereof.

SELLER:

PARLEX 7 FINCO, LLC

By:	/s/ Douglas N. Armer
	Name:	Douglas N. Armer
	Title:	Executive Vice President, Capital
Markets, and Treasurer

BUYER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

	By:	MetLife Investment Management, LLC, a Delaware limited liability company, its investment manager and Authorized Signatory

By:	/s/ Jiawei Ding
Name: Jiawei Ding Title: Director

Agreed to, accepted and ratified by:

BLACKSTONE MORTGAGE TRUST, INC.,
a Maryland corporation, as Guarantor

By:	/s/ Douglas N. Armer
	Name:	Douglas N. Armer
	Title:	Executive Vice President, Capital Markets, and Treasurer

[Signature page to Amendment Number Four (BXMT/MetLife MRA)]